Exhibit 99.1

News Release

Corporate Communications

MEDIA		INVESTORS
Janis Smith	Frank Mercardante	Bob Strickland	David E. Hooston
Wells Fargo	Placer Sierra Bancshares	Wells Fargo	Placer Sierra Bancshares
(415) 396-7711	(916) 554-4750	(415) 396-0523	(916) 554-4750

PLACER SIERRA BANCSHARES AGREES

TO JOIN WELLS FARGO

SACRAMENTO, Calif., January 9, 2007 – Wells Fargo & Company (NYSE: WFC) and Placer Sierra Bancshares (NASDAQ: PLSB) said today they have signed a definitive agreement for Wells Fargo to acquire Placer Sierra Bancshares (Placer Sierra) in a stock-for-stock merger. The transaction, pending approvals from regulators and Placer Sierra shareholders, is expected to be completed by mid-year 2007.

“We’re thrilled to be able to become part of one of America’s most admired financial services companies and one that shares our commitment to placing customers and communities at the center of everything we do,” said Frank Mercardante, CEO of Placer Sierra.

“By becoming a part of Wells Fargo, we’ll be able to offer our customers not only the same personal, hometown service they’ve come to expect from us, but also a much broader array of products and services and the convenience of being able to do their banking from almost 3,200

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banking locations in 23 states and free use of 6,600 ATMs,” said Randall E. Reynoso, president and COO of Placer Sierra.

“Placer Sierra Bancshares is an outstanding community bank known for genuine customer care and for cultivating deep personal relationships with its customers,” said Felix Fernandez, regional president for Wells Fargo community banking in Northern California. “Together, we want to fulfill our vision of satisfying all of our customers’ financial needs and help them succeed financially. Wells Fargo is a company that relies on local decision-making on behalf of our customers and communities. We look forward to partnering with Placer Sierra to be the premier provider of financial services in every community in which we do business.”

Under terms of the agreement, Placer Sierra’s shareholders will receive shares of Wells Fargo common stock for their shares of Placer Sierra common stock. The exchange ratio (number of Wells Fargo shares to be exchanged for each Placer Sierra share) will be based on a Wells Fargo measurement price defined as the volume-weighted average of the daily volume-weighted average price of a share of Wells Fargo common stock for each of the 20 consecutive trading days ending on the fifth trading day immediately before the closing date of the transaction.

If the Wells Fargo measurement price is between $32.5783 and $39.8179, the exchange ratio will be determined by dividing $28 by the measurement price. If the Wells Fargo measurement price is equal to or less than $32.5783, then the exchange ratio will be 0.8595. If the Wells Fargo

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measurement price is equal to or more than $39.8179, then the exchange ratio will be 0.7032. Assuming a Wells Fargo measurement price between $32.5783 and $39.8179, the total value of the transaction would be approximately $645 million, based on Placer Sierra’s shares on a fully diluted basis.

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank, with assets of $2.6 billion and more than 650 employees serving consumers and small- and medium-sized businesses from 50 locations throughout California as of December 31, 2006. The bank has 32 branches in eight counties of Northern California (Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras) and 18 locations in Southern California.

Wells Fargo & Company is a diversified financial services company with $483 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,100 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. has the highest possible credit rating, “Aaa,” from Moody’s Investors Service and the highest credit rating given to a U.S. bank, “AA+,” from Standard & Poor’s Ratings Services.

FORWARD-LOOKING STATEMENTS

This news release has forward-looking statements about the proposed transaction between Wells Fargo and Placer Sierra. There are several factors – many beyond Wells Fargo’s and Placer Sierra’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of some of these factors, refer to Wells Fargo’s and Placer Sierra’s reports filed with the SEC. The transaction is subject to regulatory approval, and Wells Fargo and Placer Sierra cannot be certain when or if or on what terms and conditions required regulatory approvals will be granted. Divestitures may be required as a condition to receiving regulatory approval. This news release does not constitute an offer of any securities for sale.

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ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Wells Fargo intends to file a registration statement with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, which will contain a proxy statement-prospectus with respect to the merger and the parties also will file other relevant materials with the SEC. Shareholders of Placer Sierra and other investors are urged to read the registration statement and proxy statement-prospectus, as well as any amendments or supplements to the registration statement or proxy statement-prospectus, because those documents will contain important information. Upon filing with the SEC, the registration statement and proxy statement-prospectus will be available free on the SEC’s website (http://www.sec.gov). Wells Fargo and Placer Sierra will provide, without charge, copies of the proxy statement-prospectus, and any SEC filings incorporated by reference into the proxy statement-prospectus, upon request as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-8655.

Placer Sierra Bancshares, Attention Angelee Harris, Corporate Counsel, 525 J Street, Sacramento, California 95814, (916) 554-4822.

Wells Fargo and Placer Sierra and their directors and executive officers may be deemed to be participants in the solicitation of proxies from Placer Sierra shareholders with the proposed transaction. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is in Wells Fargo’s definitive proxy statement on Schedule 14A for Wells Fargo’s 2006 annual meeting of stockholders, filed with the SEC on March 17, 2006. Information about Placer Sierra’s directors and executive officers and their ownership of Placer Sierra common stock is in the joint proxy statement/prospectus for Placer Sierra’s 2006 annual meeting of shareholders, dated April 21, 2006 and filed with the SEC on April 25, 2006. The proxy statement-prospectus for the proposed transaction between Wells Fargo and Placer Sierra will provide additional information about participants in the solicitation of proxies from Placer Sierra shareholders.

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